Exhibit 99.1

TOR Minerals International Reports Third Quarter Financial Results

CORPUS CHRISTI, Texas, October 30, 2014 - TOR Minerals International (Nasdaq: TORM), producer of high performance specialty minerals, today announced its financial results for the third quarter ended September 30, 2014. Highlights for the third quarter of 2014 as compared to the third quarter of 2013 include:

  3Q14 revenue increased 4 percent to $11.3 million
  3Q14 net income of $296,000 versus 3Q13 net income of $113,000
  3Q14 diluted earnings per share of $0.09 versus 3Q13 earnings per share of $0.03
  Book value was $11.48 per share based on our diluted share count at 9/30/14
Revenue by Product Group (in 000's)	3Q14	3Q13	% Change
Specialty Aluminas	$5,200	$4,309	21%
Barium Sulfate and Other Products	2,477	2,340	6%
TiO2 Pigments	3,640	4,221	-14%
Total	$11,317	$10,870	4%

Net sales increased 4 percent during the third quarter of 2014, as sales growth in the Specialty alumina and Barium Sulfate products was partially offset by a decrease in TiO2 Pigment Sales. Specialty alumina sales, which include ALUPREM®, HALTEX® and OPTILOAD®, increased 21 percent over the prior year quarter, due primarily to strong sales growth of ALUPREM products to new and existing customers in Europe and in the U.S.  Barium Sulfate and Other product sales increased six percent, primarily due to increased volumes from new and existing BARTEX® customers in the U.S. and of BARYPREM to customers in Europe. Sales of titanium dioxide (TiO2) pigments products, which include HITOX®, TIOPREM® and synthetic rutile (SR), decreased 14 percent versus the prior year quarter, primarily due to continued weakness in demand and pricing in the global TiO2 industry.

During the third quarter of 2014, gross margin was 13.3 percent of sales, versus 14.5 percent during the same period last year. The decrease in gross margin was primarily related to low levels of plant utilization at the Malaysian SR plant.  In addition lower average selling prices and higher overall inventory costs contributed to the year-over-year decrease. Operating expenses decreased 9 percent to $1.1 million, primarily related to a decrease in staffing levels.   Third quarter net income was $296,000, or $0.09 per diluted share, as compared to a net income of $113,000, or $0.03 per share, during the same period a year ago.

"Our Specialty Alumina business continues to post double-digit year-over-year growth, up 21 percent for the quarter and 27 percent year to date.  Combined with the strength of our Barium Sulfate and other product groups, we were able to more than offset the tough market conditions and lower utilization levels of our TiO2 business, allowing us to post overall revenue growth and maintain profitability," commented Dr. Olaf Karasch, Chief Executive Officer.

"We remain optimistic about the outlook for our specialty alumina business, and continue to expect double-digit revenue and profitability growth for this part of our business. Our TiO2 business is likely to continue to be negatively affected by softer demand trends and weak pricing across the industry," said Dr. Karasch. "Our strategic focus will remain on growing our specialty alumina business and improving efficiency and cost containment across all segments of the business. We believe this strategy should allow us to generate positive cash flow and produce continued improvement in profitability during the ongoing downturn in the TiO2 cycle."

TOR Minerals will host a conference call at 4:00 p.m. Central Time on October 30, 2014, to further discuss Third quarter results. The call will be simultaneously Webcast, and can be accessed via the News section on the Company's website, www.torminerals.com.  Investors and interested parties may participate in the call by dialing 877-407-8033 and referring to conference ID # 13592665.

Headquartered in Corpus Christi, Texas, TOR Minerals International is a global manufacturer and marketer of specialty mineral and pigment products for high performance applications with manufacturing and regional offices located in the United States, Netherlands and Malaysia.

This statement provides forward-looking information as that term is defined in the Private Securities Litigation Reform Act of 1995, and, therefore, is subject to certain risks and uncertainties. There can be no assurance that the actual results, business conditions, business developments, losses and contingencies and local and foreign factors will not differ materially from those suggested in the forward-looking statements as a result of various factors, including market conditions, general economic conditions, including the present slowdown in U.S. construction and the risks of a general business slow down or recession, the increasing cost of energy, raw materials and labor, competition, the receptivity of the markets for our anticipated new products, advances in technology, changes in foreign currency rates, freight price increase, commodity price increases, delays in delivery of required equipment and other factors.

Investor Relations Contact

Dave Mossberg
Three Part Advisors, LLC
817 310-0051

Jeff Elliott
Three Part Advisors, LLC
972-423-7070

TOR Minerals International, Inc. and Subsidiaries
Condensed Consolidated Income Statements
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
NET SALES	$11,317	$10,870	$36,841	$33,029
Cost of sales	9,809	9,289	31,674	28,242
GROSS MARGIN	1,508	1,581	5,167	4,787
Technical services and research and development	50	135	150	459
Selling, general and administrative expenses	1,092	1,119	3,319	3,644
Loss on disposal of assets	-	-	-	10
OPERATING INCOME	366	327	1,698	674
OTHER INCOME (EXPENSE):
Interest expense, net	(85)	(103)	(275)	(286)
Gain (Loss) on foreign currency exchange rate	71	(84)	10	(151)
Other, net	5	6	10	18
Total Other Expense	(9)	(181)	(255)	(419)
INCOME BEFORE INCOME TAX	357	146	1,443	255
Income tax expense	61	33	287	67
NET INCOME	$296	$113	$1,156	$188

Earnings per common share:
Basic	$0.10	$0.04	$0.38	$0.06
Diluted	$0.09	$0.03	$0.34	$0.06
Weighted average common shares outstanding:
Basic	3,014	3,012	3,014	2,999
Diluted	3,394	3,422	3,403	3,271

TOR Minerals International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands, except per share amounts)

	September 30, 2014	December 31, 2013
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$2,736	$2,920
Trade accounts receivable, net	5,871	4,526
Inventories, net	20,487	20,753
Other current assets	965	596
Total current assets	30,059	28,795
PROPERTY, PLANT AND EQUIPMENT, net	21,957	23,799
OTHER ASSETS	23	23
Total Assets	$52,039	$52,617

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$4,914	$3,279
Accrued expenses	1,848	1,397
Notes payable under lines of credit	425	1,477
Export credit refinancing facility	2,330	3,866
Current deferred tax liability	17	66
Current maturities - capital leases	-	12
Current maturities of long-term debt - financial institutions	1,159	1,040
Total current liabilities	10,693	11,137
LONG-TERM DEBT - FINANCIAL INSTITUTIONS	2,008	2,918
DEFERRED TAX LIABILITY	257	18
Total liabilities	12,958	14,073
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY:
Common stock $1.25 par value: authorized, 6,000 shares; 3,014 shares issued and outstanding at September 30, 2014 and 3,012 shares issued and outstanding at December 31, 2013	3,767	3,765
Additional paid-in capital	29,473	29,365
Retained earnings	2,809	1,653
Accumulated other comprehensive income:
Cumulative translation adjustment	3,032	3,761
Total shareholders' equity	39,081	38,544
Total Liabilities and Shareholders' Equity	$52,039	$52,617

TOR Minerals International, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Nine Months Ended September 30,
	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$1,156	$188
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	2,570	2,355
Loss on disposal of assets	-	10
Stock-based compensation	100	85
Deferred income tax expense (benefit)	189	(123)
Change in inventory reserve	(174)	(15)
Provision for bad debts	(7)	3
Changes in working capital:
Trade accounts receivables	(1,411)	(903)
Inventories	343	(4,996)
Other current assets	(381)	814
Accounts payable and accrued expenses	2,223	1,135
Net cash provided by (used in) operating activities	4,608	(1,447)

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property, plant and equipment	(1,386)	(3,529)
Proceeds from sales of property, plant and equipment	-	2
Net cash used in investing activities	(1,386)	(3,527)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net (payments on) proceeds from lines of credit	(965)	804
Net (payments on) proceeds from export credit refinancing facility	(1,532)	3,600
Payments on capital leases	(11)	(30)
Proceeds from long-term bank debt	236	276
Payments on long-term bank debt	(947)	(815)
Proceeds from the issuance of common stock and exercise of common stock options	11	267
Net cash (used in) provided by financing activities	(3,208)	4,102
Effect of foreign currency exchange rate fluctuations on cash and cash equivalents	(198)	(128)
Net decrease in cash and cash equivalents	(184)	(1,000)
Cash and cash equivalents at beginning of period	2,920	2,799
Cash and cash equivalents at end of period	$2,736	$1,799

Supplemental cash flow disclosures:
Interest paid	$275	$286
Income taxes paid	$78	$214